Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2008, relating to the financial statements of Molecular Insight Pharmaceuticals, Inc. (a development stage company) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007), appearing in the Annual Report on Form 10-K of Molecular Insight Pharmaceuticals, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 11, 2008